    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1998


                                                      REGISTRATION NO. 333-64737
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        IDACORP, INC.                                                  IDACORP TRUST I
                 (Exact name of registrant as                                          IDACORP TRUST II
                    specified in charter)                                             IDACORP TRUST III
                            IDAHO                                             (Exact name of each registrant as
                 (State or other jurisdiction                                 specified in its Trust Agreement)
              of incorporation or organization)                                            DELAWARE
                          82-0505802                                           (State or other jurisdiction of
             (I.R.S. Employer Identification No.)                     incorporation or organization of each registrant)
                                                                                    EACH TO BE APPLIED FOR
                    1221 WEST IDAHO STREET                                   (I.R.S. Employer Identification No.)
                   BOISE, IDAHO 83702-5627                                            C/O IDACORP, INC.
                         208-388-2200                                               1221 WEST IDAHO STREET
(Address, including zip code, and telephone number, including                      BOISE, IDAHO 83702-5627
   area code, of registrant's principal executive offices)                               208-388-2200
                                                                     (Address, including zip code, and telephone number,
                                                                   including area code, of registrant's principal executive
                                                                                           offices)

                            ------------------------

            JOSEPH W. MARSHALL                            J. LAMONT KEEN
        CHAIRMAN OF THE BOARD AND            VICE PRESIDENT, CHIEF FINANCIAL OFFICER
         CHIEF EXECUTIVE OFFICER                          AND TREASURER
              IDACORP, INC.                               IDACORP, INC.
          1221 WEST IDAHO STREET                      1221 WEST IDAHO STREET
         BOISE, IDAHO 83702-5627                     BOISE, IDAHO 83702-5627
               208-388-2200                                208-388-2200
         ROBERT W. STAHMAN, ESQ.                    ELIZABETH W. POWERS, ESQ.
     VICE PRESIDENT, GENERAL COUNSEL          LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
              AND SECRETARY                            125 WEST 55TH STREET
              IDACORP, INC.                          NEW YORK, NEW YORK 10019
          1221 WEST IDAHO STREET                           212-424-8000
         BOISE, IDAHO 83702-5627
               208-388-2200


 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)


                         ------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION DATED NOVEMBER 4, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS

                                  $300,000,000


                                 IDACORP, INC.


              DEBT SECURITIES, PREFERRED STOCK, DEPOSITORY SHARES
                                AND COMMON STOCK
                               ------------------

                                IDACORP TRUST I

                                IDACORP TRUST II

                               IDACORP TRUST III


    PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED, TO THE EXTENT
                              DESCRIBED HEREIN, BY
                                 IDACORP, INC.



    IDACORP, Inc., an Idaho corporation ("IDACORP" or the "Company"), may offer and sell from time to time, together or separately, (i) its unsecured debt securities (the "Debt Securities"), which may be senior (the "Senior Debt Securities") or subordinated in priority of payment (the "Subordinated Debt Securities"), (ii) shares of its preferred stock, without par value (the "Preferred Stock"), which may be represented by depository shares as described herein (the "Depository Shares"), and (iii) shares of its common stock, without par value, including the Rights (as defined herein) attached thereto (the "Common Stock"). The Debt Securities, the Preferred Stock and the Common Stock, together with the Preferred Securities and the related Guarantees (each as defined below), are collectively referred to herein as the "Securities." The Securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering thereof and to be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement").


    IDACORP Trust I, IDACORP Trust II and IDACORP Trust III, each a statutory business trust created under the laws of the State of Delaware (each, an "IDACORP Trust," and collectively, the "IDACORP Trusts"), may severally offer preferred securities (the "Preferred Securities") representing undivided beneficial ownership interests in the assets of such IDACORP Trust. The Company will be the owner of the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") of each IDACORP Trust. The payment of periodic cash distributions (the "Distributions") with respect to the Preferred Securities of each IDACORP Trust and payments on liquidation and on redemption with respect to such Preferred Securities in each case out of funds held by such IDACORP Trust will each be guaranteed by the Company as and to the extent described herein (each, a "Guarantee"). See "Description of Guarantees." The Company's obligations under each Guarantee are an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness and Subordinated Indebtedness (each as defined herein) of the Company. Except as otherwise provided in the applicable Prospectus Supplement, (i) concurrently with the issuance by an IDACORP Trust of its Preferred Securities, such IDACORP Trust will invest the proceeds thereof and any contributions made in respect of the Common Securities in a corresponding series of the Company's Subordinated Debt Securities (the "Corresponding Subordinated Debt Securities") with terms directly corresponding to the terms of that IDACORP Trust's Preferred Securities, (ii) the Corresponding Subordinated Debt Securities will be the sole assets of each IDACORP Trust and (iii) payments under the Corresponding Subordinated Debt Securities will be the only revenue of each IDACORP Trust. Unless otherwise specified in an applicable Prospectus Supplement, the Company may redeem the Corresponding Subordinated Debt Securities (and cause the redemption of Trust Securities) or may dissolve each IDACORP Trust and, after satisfaction of creditors of such IDACORP Trusts as provided by applicable law, cause the Corresponding Subordinated Debt Securities to be distributed to the holders of Preferred Securities in liquidation of their interests in the applicable IDACORP Trust. See "Description of Preferred Securities-- Liquidation Distribution Upon Dissolution."
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

       This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

               The date of this Prospectus is            , 1998.

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement or Supplements, together with the terms of the offering of any such Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will also set forth with respect to the particular Securities offered, certain terms thereof, including, where applicable, (i) in the case of Debt Securities, the title of the series being offered thereby, aggregate principal amount of such series, authorized denominations and priority thereof, the date or dates on which such Debt Securities will mature, the rate or rates per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate or rates, the dates on which such interest, if any, will be payable, and record dates, if any, for such payment dates, the deferral of payment of any interest, any redemption or sinking fund provisions, the place or places for payment of the principal of and any premium and interest on such Debt Securities and any additional or other rights, preferences, privileges, limitations and restrictions relating to such Debt Securities, (ii) in the case of Preferred Stock, the number of shares constituting such series and the designation thereof; the rate or rates of dividend, if any, or any formula or other method or other means by which such rate or rates are to be determined at any time or from time to time, the date or dates on which dividends may be payable, whether such dividends shall be cumulative, noncumulative or partially cumulative and, if cumulative or partially cumulative, the date from which dividends shall accumulate; whether shares may be redeemed or converted (a) at the option of the Company, the shareholder or another person or upon the occurrence of a designated event; (b) for cash, indebtedness, securities or other property; (c) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events; the preference, if any, of shares of such series over any other class of shares with respect to distributions, including dividends and distributions upon any voluntary or involuntary dissolution, liquidation or winding up of the Company; whether the shares shall have any voting powers, in addition to the voting powers provided by law, and the terms of any such voting powers; and any other relative rights, preferences and limitations of that series, (iii) in the case of Common Stock, the aggregate number of shares offered, the initial offering price and market price and dividend information and (iv) in the case of Preferred Securities of an IDACORP Trust, the specific designation, number of securities, liquidation amount per security, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights, if any, terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Corresponding Subordinated Debt Securities of the Company. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to the Securities described in the Prospectus Supplement. All or a portion of the Securities may be issued in permanent or temporary global form (each a "Global Security").

    The aggregate initial offering price of all Securities shall not exceed $300,000,000.

    The Securities may be sold through underwriters or dealers or may be sold by the Company and/or each IDACORP Trust directly or through agents designated from time to time. The names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and their compensation will be set forth in the Prospectus Supplement.

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE IDACORP TRUSTS OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company is a successor registrant to, and a holding company owning all of the outstanding common shares of, Idaho Power Company. Idaho Power Company ("Idaho Power") is also subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. The reports and other information filed by the Company and Idaho Power can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Website that contains reports and other information regarding registrants that file electronically such as the Company. The address of the Commission's Website is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Exchange (the "Exchanges"), and the aforementioned reports and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

    The Company and the IDACORP Trusts have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

    No separate financial statements of the IDACORP Trusts have been included herein. The Company and the IDACORP Trusts do not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the IDACORP Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each IDACORP Trust is a newly-formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Corresponding Subordinated Debt Securities of the Company and issuing the Trust Securities and
(iii) the Company's obligations described herein and in any accompanying Prospectus Supplement, through the applicable Guarantee (as defined herein), the applicable Trust Agreement (as defined herein), the

Subordinated Debt Securities, the Subordinated Indenture and any supplemental indentures thereto, taken together, constitute a full, irrevocable and unconditional guarantee by the Company of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the IDACORP Trust's obligations under the Preferred Securities. See "The IDACORP Trusts," "Description of Preferred Securities," "Description of the Debt Securities--Subordinated Debt Securities--Subordination" and "Description of Guarantees."

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents, which have been filed by Idaho Power Company and IDACORP with the Securities and Exchange Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

    Idaho Power Company:

        1.  Annual Report on Form 10-K for the year ended December 31, 1997.

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

        3.  Current Report on Form 8-K, dated October 1, 1998.

    IDACORP:

        1. Current Reports on Form 8-K, dated September 15, 1998 and October 1, 1998.

        2. Description of Common Stock contained in the Proxy Statement and Prospectus and Registration Statement on Form S-4 (File No. 333-48031).

        3. Description of the Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A, dated September 15, 1998.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents (such documents and the documents enumerated above being hereinafter referred to as the "Incorporated Documents").

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained in this Prospectus or in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

    THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON, A COPY OF ANY OR ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE HEREIN (NOT INCLUDING EXHIBITS THERETO UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN). REQUESTS SHOULD BE ADDRESSED TO: SHAREOWNER SERVICES, IDACORP, 1221 WEST IDAHO STREET, BOISE, ID 83702-5627 OR MADE BY CALLING TOLL FREE 1-800-635-5406.
                            ------------------------

                                  THE COMPANY

    IDACORP is a successor registrant to and a holding company owning all of the outstanding common shares of Idaho Power Company. IDACORP was formed to effect the organization into a holding company structure. Pursuant to the terms of the Agreement and Plan of Exchange dated February 2, 1998, between Idaho Power and IDACORP, on October 1, 1998 each share of Idaho Power Company Common Stock was exchanged for one share of IDACORP Common Stock, and Idaho Power became a subsidiary of IDACORP. As of the date of this Prospectus, IDACORP has no separate operating history.

    Idaho Power is an electric public utility incorporated under the laws of the state of Idaho in 1989 as successor to a Maine corporation organized in 1915. Idaho Power is engaged in the generation, purchase, transmission, distribution and sale of electric energy in an approximate 20,000-square-mile area in southern Idaho, eastern Oregon and northern Nevada, with an estimated population of 772,000. Idaho Power holds franchises in approximately 70 cities in Idaho and 10 cities in Oregon and holds certificates from the respective public utility regulatory authorities to serve all or a portion of 28 counties in Idaho, three counties in Oregon and one county in Nevada.

    Idaho Power operates 17 hydro power plants and shares ownership in three coal-fired generating plants. Idaho Power relies heavily on hydroelectric power for its generating needs and is one of the nation's few investor-owned utilities with a predominantly hydro base. Idaho Power has participated in the development of thermal generation in Wyoming, Oregon and Nevada using low-sulfur coal from Wyoming and Utah.

    IDACORP also owns all of the outstanding securities of one of the former non-utility subsidiaries of Idaho Power, Ida-West Energy Co. ("Ida-West"). Ida-West was formed in 1989 as an independent power producer and currently holds investments in thirteen operating hydroelectric plants with a total generating capacity of approximately 72 megawatts (MW). A subsidiary of Ida-West operates and maintains ten of these plants. Ida-West owns a 50% interest in five hydroelectric projects in Idaho with a total generating capacity of 33.4 MW.

    At December 31, 1997, Idaho Power had invested $20 million in Ida-West.

    The principal executive offices of the Company are located at 1221 West Idaho Street, Boise, ID 83702-5627, and its telephone number is 208-388-2200.

             IDAHO POWER COMPANY RATIO OF EARNINGS TO FIXED CHARGES
              AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                            12 MONTHS ENDED
                                                                              --------------------------------------------
                                                                                                    DECEMBER 31,
                                                                               JUNE 30,    -------------------------------
IDAHO POWER COMPANY                                                              1998        1997       1996       1995
----------------------------------------------------------------------------  -----------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges..........................................        3.23        3.25       3.45       3.36
Supplemental Ratio of Earnings to Fixed Charges(1)..........................        3.14        3.16       3.34       3.26
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend
  Requirements..............................................................        2.83        2.88       2.85       2.76
Supplemental Ratio of Earnings to Combined Fixed Charges and Preferred Stock
  Dividend Requirements(1)..................................................        2.76        2.82       2.79       2.70


IDAHO POWER COMPANY                                                             1994       1993
----------------------------------------------------------------------------  ---------  ---------
Ratio of Earnings to Fixed Charges..........................................       2.98       3.10
Supplemental Ratio of Earnings to Fixed Charges(1)..........................       2.89       3.01
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend
  Requirements..............................................................       2.49       2.70
Supplemental Ratio of Earnings to Combined Fixed Charges and Preferred Stock
  Dividend Requirements(1)..................................................       2.44       2.64

------------------------

(1) Includes fixed charges related to Idaho Power's guarantees of long-term bonds of the American Falls Reservoir District and Milner Dam Inc.

                               THE IDACORP TRUSTS

    Each IDACORP Trust is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by the Company, as sponsor of such IDACORP Trust (the "Sponsor"), and the Issuer Trustees (as defined herein) of such IDACORP Trust and (ii) a certificate of trust filed with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety (each, as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each IDACORP Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities representing undivided beneficial interests in the assets of such IDACORP Trust, (ii) using the proceeds from the sale of such Trust Securities to acquire a series of Corresponding Subordinated Debt Securities issued by the Company and (iii) engaging in only those other activities necessary, convenient or incidental thereto. Accordingly, the Corresponding Subordinated Debentures will be the sole revenue source of each IDACORP Trust. Each of the IDACORP Trusts is a separate legal entity, and the assets of one are not available to satisfy the obligations of any of the others.

    All of the Common Securities of each IDACORP Trust will be owned by the Company. The Common Securities of an IDACORP Trust will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Preferred Securities of such IDACORP Trust, except that upon the occurrence and continuance of a Trust Event of Default (as defined herein) resulting from an Event of Default with respect to the Corresponding Subordinated Debt Securities, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities of such IDACORP Trust. See "Description of Preferred Securities--Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each IDACORP Trust.


    Unless otherwise specified in the applicable Prospectus Supplement, each IDACORP Trust has a term of approximately 50 years but may dissolve earlier as provided in the applicable Trust Agreement. Each IDACORP Trust's business and affairs will be conducted by its trustees, each appointed by the Company as holder of the Common Securities. Unless otherwise specified in the applicable Prospectus Supplement, the trustees for each IDACORP Trust will be Bankers Trust Company ("Bankers Trust"), as the Property Trustee (the "Property Trustee"), Bankers Trust Delaware, as the Delaware Trustee (the "Delaware Trustee"), and two individual trustees (the "Administrative Trustees") who are employees or officers of the Company (collectively, the "Issuer Trustees"). Bankers Trust, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. Unless otherwise specified in the applicable Prospectus Supplement, Bankers Trust will act as trustee under the Guarantee and the Subordinated Indenture (as defined herein) until removed or replaced by the holder of the Common Securities of such IDACORP Trust. See "Description of Guarantees" and "Description of the Debt Securities--Subordinated Debt Securities--Subordination." Unless a Trust Event of Default resulting from an Event of Default with respect to Corresponding Subordinated Debt Securities for such IDACORP Trust has occurred and is continuing, the Company, as the holder of the Common Securities of an IDACORP Trust, may remove any of the Issuer Trustees. If such a Trust Event of Default has occurred, the Company or the holders of a majority in liquidation amount of the Preferred Securities will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such IDACORP Trust. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the Company, as the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. See "Description of Guarantees" and "Description of the Preferred Securities."


    The principal executive office of each IDACORP Trust is c/o IDACORP, 1221 West Idaho Street, Boise, Idaho 83702 and its telephone number is 208-388-2200.

                            APPLICATION OF PROCEEDS

    Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities (other than Trust Securities) will be added to the general funds of the Company to be applied to fund investments in, or extensions of credit to, its subsidiaries; to reduce other outstanding indebtedness; to fund acquisitions by the Company and its subsidiaries of other companies; or for such other purposes as may be set forth in the Prospectus Supplement. Pending such application, such net proceeds may be temporarily invested in or applied to the reduction of short-term debt. The Company expects from time to time to continue to incur short-term and long-term debt and to effect other financings, the amounts of which cannot now be determined. Each IDACORP Trust will use all proceeds received from the sale of its Trust Securities to purchase the applicable Corresponding Subordinated Debt Securities.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

GENERAL


    The Debt Securities will constitute senior unsecured debt or subordinated unsecured debt of the Company. The Debt Securities will be issued under a senior indenture described below, for Senior Debt Securities (the "Senior Indenture") and a subordinated indenture described below, for Subordinated Debt Securities (the "Subordinated Indenture"), in each case between the Company and a banking institution organized under the laws of the United States of America or of any State thereof (each, an "Indenture Trustee") initially, Bankers Trust. The Senior Debt Securities will rank PARI PASSU with all outstanding unsecured debt of the Company that is not subordinated by its terms and will constitute part of the Senior Indebtedness for purposes of the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are hereinafter collectively referred to as the "Indentures." Certain terms and provisions referred to in this Prospectus or an applicable Prospectus Supplement as being part of the Subordinated Indenture may instead be contained in the Corresponding Subordinated Debt Security, a form of which will be filed with the Commission. The following summary of certain provisions of the Indentures does not purport to be complete and is qualified in its entirety by reference to the applicable Indenture, which is filed as an exhibit to the Registration Statement. All article and section references appearing herein are to articles and sections of the applicable Indenture, and all capitalized terms have the meanings specified in such Indenture. The Company expects that its subsidiaries will incur additional liabilities from time to time. The Company may in the future issue debt other than Debt Securities, which other debt may be secured or unsecured.


    The Company is principally a holding company whose primary sources of funds are cash received from subsidiaries in the form of dividends and other intercompany transfers of funds. As a holding company, the rights of any creditors of the Company to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. Accordingly, all Debt Securities will effectively be subordinated to all existing and future obligations of the Company's subsidiaries. At June 30, 1998, such liabilities of the Company's subsidiaries aggregated $785 million (including $527 million of Idaho Power Company first mortgage bonds), representing 100% of the aggregate indebtedness of the Company and its consolidated subsidiaries.

    Neither of the Indentures limits the amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities may be issued thereunder up to the aggregate principal amount authorized from time to time by the Company. The Indentures do not restrict the amount of other unsecured or secured debt that may be incurred by the Company or any subsidiary. The Indentures do not contain any covenant or other provision that is specifically intended to afford any holder of Debt Securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in the ratings or credit quality of the Company. Reference is made to the Prospectus Supplement which accompanies this Prospectus for the following terms and other information to the extent applicable with respect to the Debt Securities being offered thereby: (i) the title of the series being offered thereby, aggregate principal amount of such series, authorized denominations and priority of such Debt Securities; (ii) the date or dates on which such Debt Securities will mature (the "Stated Maturity"); (iii) the rate or rates per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate or rates; (iv) the dates on which such interest, if any, will be payable and record dates, if any, for such payment dates; (v) any provisions relating to the deferral of payment of any interest; (vi) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of a depository (the "Depository") for such Global Security or Securities; (vii) any redemption or sinking fund provisions; (viii) the place or places of payment of the principal of and any premium and interest on such Debt Securities (the "Place of Payment"); and (ix) any additional or other rights, preferences, privileges, limitations and restrictions relating to such Debt Securities.


    Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued in fully registered form in denominations of $1000 and integral multiples thereof (Section3.2). In addition, Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities (Section2.4). See "--Global Debt Securities" below.

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. United States Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

GLOBAL DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depository identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in individually certificated form, a Global Security may not be transferred except as a whole to a nominee of the Depository for such Global Security, or by a nominee of such Depository to such Depository, or to a successor of such Depository or a nominee of such successor (Section2.4).

    So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Preferred Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Debt Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Debt Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Payments of principal of and premium, if any, and interest on individual Securities represented by a Global Debt Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Debt Security representing such Debt Securities. None of the Company, the Trustee under the Indenture governing such Debt Securities, any paying agent or registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debt Security representing such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests (Section8.3).

    For a description of the depository arrangements, see "Book-Entry Issuance." Any additional terms of the depository arrangement with respect to any series of Debt Securities and the rights of and limitations on owners of beneficial interests in a Global Security representing all or a portion of a series of Debt Securities may be described in the Prospectus Supplement relating to such series.

MODIFICATION OF INDENTURES


    Each Indenture, the rights and obligations of the Company thereunder and the rights of the holders of one or more series of Debt Securities issued under such Indenture may be modified without the consent of the holders as to matters which do not materially adversely affect the interests of the holders and, as to other matters, with the consent of the holders of not less than a majority of the aggregate principal amount of Debt Securities at the time Outstanding of all series affected by the modification (voting as one class). Without the consent of the holder of each Debt Security affected, however, no modification shall change the maturity date of any such Debt Security, reduce the principal amount or the amount of any premium payable thereon, reduce the rate, extend the time of payment or change the method of calculation of interest thereon or reduce any amount payable on redemption thereof or reduce the percentage required for any such modification (Section10.2). No modification of the Senior Indenture subordinating the indebtedness evidenced by any series of Senior Debt Securities issued thereunder to any other indebtedness of the Company is effective against any holder of a Senior Debt Security issued thereunder without his consent. No modification of the Subordinated Indenture subordinating the indebtedness evidenced by any series of Subordinated Debt Securities issued thereunder to any indebtedness of the Company other than Senior Indebtedness is effective against any holder of Subordinated Debt Securities without his consent. In addition, in the case of Corresponding Subordinated Debt Securities, so long as any of the Related Preferred Securities remain outstanding, no modification of the applicable Subordinated Indenture may be made that adversely affects the holders of such Preferred Securities in any material respect, and no defeasance of the Subordinated Indenture may occur with respect to such Corresponding Debt Securities, and no waiver of any Event of Default with respect to such Corresponding Subordinated Debt Securities or waiver of compliance with any covenant under the Subordinated Indenture applicable to such Corresponding Debt Securities may be effective, without the prior consent of not less than a majority of the aggregate liquidation amount of such related Preferred Securities, and where consent under the Subordinated Indenture is not effective against any holder without his consent, no such consent shall be given by the Property Trustee without the prior consent of each holder of related Preferred Securities (SectionSection6.10 and 10.2). See "--Certain Provisions Relating to Corresponding Subordinated Debt Securities."


EVENTS OF DEFAULT

    Each Indenture provides that the following are Events of Default thereunder with respect to any series of Debt Securities issued thereunder: (i) default in the payment of the principal of, or premium, if any, on any Debt Security of such series when and as the same shall be due and payable; (ii) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of any Debt Security of such series; (iii) default for 30 days in the payment of any installment of interest on any Debt Security of such series and the time for payment has not been extended or deferred; (iv) default for 60 days after written notice (given to the Company by the appropriate Indenture Trustee or by the holders of at least 25% in aggregate principal amount of the Debt Securities then Outstanding of all series affected) in the performance of any other covenant or agreement in respect of the Debt Securities of such series contained in the relevant Indenture; or (v) certain events of bankruptcy, insolvency or reorganization, or any related court appointment of a receiver, liquidator or trustee of the Company or for any substantial part of its property. (Section6.1) An Event of Default with respect to the Debt Securities of any series does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under such Indenture. The relevant Indenture Trustee is required to give notice of any default known to it with respect to a series of Debt Securities to the holders of Debt Securities of such series within ninety
(90) days of the occurrence thereof (unless such default is cured), provided that such Indenture Trustee may withhold notice to the holders of the Debt Securities of such series of any default with respect to the Debt Securities of such series (except a default in the payment of principal, premium, if any, or interest) if it considers such withholding to be in the interest of such holders (Section6.11).

    In the case of an Event of Default relating to certain events of bankruptcy, insolvency or reorganization, or any related court appointment of a receiver, liquidator or trustee of the Company or for any substantial part of its property, all Outstanding Debt Securities and interest accrued thereon, if any, shall immediately become due and payable without declaration, presentment, demand or notice of any kind by the Indenture Trustee or any holder of a Debt Security. If any other Event of Default with respect to the Debt Securities of such series shall have occurred and be continuing, the respective Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of such series (or, in the case of certain Events of Default that affect all series of Debt Securities then Outstanding, the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding treated as one class) may declare the principal, or in the case of discounted Debt Securities of such series, such portion thereof as may be described in the applicable Prospectus Supplement, of all the Debt Securities of such series and interest accrued thereon, if any, to be due and payable immediately. Subject to certain conditions, any acceleration of the Debt Securities of any series may be rescinded and annulled by the holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of such series (Section6.1).

    Within four months after the close of each year the Company must file with the appropriate Indenture Trustee a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default relating to its covenants, agreements and obligations contained in the relevant Indenture, and, if so, specifying each such default and the nature thereof (Section4.6).

    Subject to provisions relating to its duties during the continuance of any Event of Default, the Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the relevant Indenture at the request, order or direction of any holders of Debt Securities, unless such holders shall have offered to such Indenture Trustee reasonable indemnity (Section7.2). Subject to such provisions for indemnification and subject to the right of the Indenture Trustee to decline to follow any holders' directions under specified circumstances, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series may direct the time, method and place of conducting any proceeding or any remedy available to such Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, with respect to the Debt Securities of such series (Section6.9).

CONSOLIDATION, MERGER OR SALE

    Each Indenture provides that the Company will not consolidate with or merge into any other corporation, or sell, transfer or lease its properties as an entirety or substantially as an entirety unless (i) the successor corporation, if other than the Company, assumes in writing all of the terms, covenants and conditions of the Indenture to be performed or observed by the Company, including the due and punctual payment of the principal of, and premium, if any, and interest, if any, on the Debt Securities issued thereunder and (ii) immediately after giving effect to such transaction, no Event of Default and no event which after notice or lapse of time or both would become an Event of Default shall have occurred and be continuing and the Company shall have furnished the Indenture Trustee an officers' certificate and opinion of counsel stating that the foregoing covenants have been complied with (Section11.2).

TRANSFER

    Debt Securities may be registered for transfer or exchanged at the Corporate Trust Office of the Indenture Trustee under the applicable Indenture or at any other office or agency maintained by the Company for such purposes, subject to the limitations in the applicable Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Debt Securities in global form will be set forth in the applicable Prospectus Supplement (Section3.6).

    The Company is not required to issue, exchange or register the transfer of any Debt Securities during a period beginning at the opening of business 15 days before the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or to exchange or register the transfer of the Debt Securities selected, called or being called for redemption except, in the case of Debt Securities to be redeemed in part, the portion thereof not to be redeemed (Section3.6).

DEFEASANCE

    Except as otherwise provided with respect to the Debt Securities of any series, each Indenture provides that the Company shall be discharged from its obligations under such Indenture with respect to any series of Debt Securities issued thereunder at any time prior to the maturity date or redemption thereof when (a) the Company has irrevocably deposited with the applicable Indenture Trustee, in trust, (i) sufficient funds to pay the principal of (and premium, if any), and interest to maturity date (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States Government, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to maturity date (or redemption) on, the Debt Securities of such series, and (b) the Company has paid all other sums payable with respect to the Debt Securities of such series. Upon such discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the applicable Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series, and replacement of lost, stolen or mutilated Debt Securities of such series (SectionSection12.1 and 12.3).

PAYMENT AND PAYING AGENT

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of the interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the applicable record date for the payment of such interest (Section3.8).

    Principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate with respect to the Debt Securities of such series for such purpose from time to time, except that unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Settlement, the corporate trust office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (SectionSection4.1 and 4.2.)

    All moneys paid by the Company to a Paying Agent for the payment of their principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section12.5.)

SENIOR DEBT SECURITIES--SENIOR INDEBTEDNESS


    The Senior Debt Securities will rank PARI PASSU with all outstanding unsecured debt of the Company that is not subordinated by its terms and will constitute part of the Senior Indebtedness for purposes of the Subordinated Indenture.



    The term "Senior Indebtedness" is defined to mean all Indebtedness of the Company, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to Subordinated Indebtedness or to other Indebtedness of the Company which is PARI PASSU with, or subordinated to, Subordinated Indebtedness. The term "Indebtedness" is defined to mean, with respect to a Person, (i) the principal of and premium, if any, and interest, if any, on, (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by such Person; (ii) all capital lease obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any conditional sale or title retention agreement (but excluding trade accounts payable and accrued liabilities in the ordinary course of business); (iv) all obligations, contingent or otherwise, of such Person in respect of any letters of credit, banker's acceptances, security purchase facilities or similar credit transactions; (v) all obligations in respect of interest rate swap, cap, floor, collar or other agreements, interest rate future or option contracts, currency swap agreements, currency or other future or option contracts and other similar agreements; and (vi) all obligations of the type referred to in clauses (i) through (v) of others for the payment of which such Person is responsible or liable as obligor, guarantor or otherwise (Section1.1 of the Subordinated Indenture). The amount of Senior Indebtedness which the Company may issue is not subject to any limitation. The Senior Indenture places no limitation on the amount of indebtedness, including without limitation, secured debt, that may be incurred by the Company. In addition, the Senior Indenture places no limitation on the obligations that may be incurred by the Company's subsidiaries.


SUBORDINATED DEBT SECURITIES--SUBORDINATION

    The Subordinated Debt Securities will constitute part of the Subordinated Indebtedness of the Company and will be subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the date of the Subordinated Indenture or incurred after such date.

    In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or (iv) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal of and the premium, if any, or interest on the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of or premium, if any, or interest on the Subordinated Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full. (Section16.2)

    In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Debt Securities, shall be entitled to be paid from the remaining assets of the Company the amounts at any time due and owing on account of unpaid principal of and premium, if any, and interest on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations. If any payment or distribution on account of the principal of or interest on the Subordinated Debt Securities of any character or any security, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) shall be received by any holder of any Subordinated Debt Securities in contravention of any of the terms hereof and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and holders of the Subordinated Debt Securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Debt Securities.


    The Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company or on obligations that may be incurred by the Company's subsidiaries. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.


    The Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular series of Subordinated Debt Securities, may be changed prior to the issuance of such series. Any such change would be described in the applicable Prospectus Supplement.

CERTAIN PROVISIONS RELATING TO CORRESPONDING SUBORDINATED DEBT SECURITIES

    GENERAL. The Corresponding Subordinated Debt Securities may be issued in one or more series of Subordinated Debt Securities under the Subordinated Indenture with terms corresponding to the terms of a series of related Preferred Securities issued by an IDACORP Trust. Concurrently with the issuance of the IDACORP Trust's Preferred Securities, such IDACORP Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in a series of Corresponding Subordinated Debt Securities issued by the Company to such IDACORP Trust. Each series of Corresponding Subordinated Debt Securities will be in the principal amount equal to the aggregate stated Liquidation Amount of the related Preferred Securities and the Common Securities of such IDACORP Trust and will rank PARI PASSU with all other series of Subordinated Debt Securities. Holders of the related Preferred Securities for a series of Corresponding Subordinated Debt Securities will have the rights in connection with modifications to the Subordinated Indenture or upon occurrence of a Trust Event of Default relating to Corresponding Subordinated Debt Securities described under "--Modification of Indentures," and "--Events of Default," and under "--Enforcement of Certain Rights by Holders of Preferred Securities" below, unless provided otherwise in the Prospectus Supplement for such related Preferred Securities.

    The Company will covenant, as to each series of Corresponding Subordinated Debt Securities, (i) to maintain directly or indirectly 100% ownership of the Common Securities of the IDACORP Trust to which such Corresponding Subordinated Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily dissolve, wind-up or liquidate any IDACORP Trust, except (a) in connection with a distribution of Corresponding Subordinated Debt Securities to the holders of the Preferred Securities in liquidation of such IDACORP Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such IDACORP Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes. For additional covenants relating to payment of certain expenses of the IDACORP Trusts, see "Description of Preferred Securities--Payment of Expenses."

    OPTION TO EXTEND INTEREST PAYMENT DATE. If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Corresponding Subordinated Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the maturity date of such series of Corresponding Subordinated Debt Securities. Certain United States Federal income tax consequences and special considerations applicable to any such Corresponding Subordinated Debt Securities will be described in the applicable Prospectus Supplement (Section3.12 of the Subordinated Indenture).

    REDEMPTION. Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Corresponding Subordinated Debt Securities of any series in whole at any time or in part from time to time. Corresponding Subordinated Debt Securities may be redeemed in the denominations as set forth in the applicable Prospectus Supplement. Except as otherwise specified in the applicable Prospectus Supplement, the redemption price for any Corresponding Subordinated Debt Security so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the principal amount thereof. Unless otherwise specified in the applicable Prospectus Supplement, the Company may not redeem a series of Corresponding Subordinated Debt Securities in part unless all accrued and unpaid interest has been paid in full on all outstanding Corresponding Subordinated Debt Securities of such series for all interest periods terminating on or prior to the date fixed for redemption.

    Except as otherwise specified in the applicable Prospectus Supplement, if a Subordinated Debt Security Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of an IDACORP Trust shall occur and be continuing, the Company may, at its option, redeem the Corresponding Subordinated Debt Securities held by such IDACORP Trust at any time within 90 days of the occurrence of such Subordinated Debt Security Tax Event or Investment Company Event, in whole but not in part, subject to the provisions of the Subordinated Indenture. Unless otherwise specified in the applicable Prospectus Supplement, the redemption price for any such Corresponding Subordinated Debt Securities shall be equal to 100% of the principal amount of such Corresponding Subordinated Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable IDACORP Trust is the holder of all such outstanding Corresponding Subordinated Debt Securities, the proceeds of any such redemption will be used by the IDACORP Trust to redeem the corresponding Trust Securities in accordance with their terms (Section14.4 of the Subordinated Indenture).


    "Subordinated Debt Security Tax Event" means the receipt by the applicable IDACORP Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative written decision, pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable series of Corresponding Subordinated Debt Securities, there is more than an insubstantial risk that (i) the applicable IDACORP Trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the corresponding series of Corresponding Subordinated Debt Securities, (ii) interest payable by the Company on such series of Corresponding Subordinated Debt Securities is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes or
(iii) the applicable IDACORP Trust is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges (Section1.1 of the Subordinated Indenture).

    "Investment Company Event" means the receipt by the applicable IDACORP Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in the Investment Company Act"), the applicable IDACORP Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in the Investment Company Act becomes effective on or after the date of original issuance of the series of Preferred Securities issued by the IDACORP Trust (Section1.1 of the Subordinated Indenture).

    RESTRICTIONS ON CERTAIN PAYMENTS. The Company will, unless otherwise provided in the applicable Prospectus Supplement, covenant, as to each series of Corresponding Subordinated Debt Securities, that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company (including other Corresponding Subordinated Debt Securities) that rank PARI PASSU with or junior in interest to the Corresponding Subordinated Debt Securities or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the Corresponding Subordinated Debt Securities (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's Rights Agreement, or any successor to such Rights Agreement, and the declaration of a dividend of such rights or the issuance of stock under such plans in the future,
(c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock under the Company's Dividend Reinvestment and Stock Purchase Plan or under any of the Company's benefit plans for its directors, officers or employees) if at such time (A) there shall have occurred any event of which the Company has actual knowledge (a) that with the giving of notice or the lapse of time, or both, would constitute an Event of Default under the Subordinated Indenture with respect to the Corresponding Subordinated Debt Securities of such series and (b) in respect of which the Company shall not have taken reasonable steps to cure, (B) if such Corresponding Subordinated Debt Securities are held by an IDACORP Trust which is the issuer of a series of related Preferred Securities, the Company shall be in default with respect to its payment of any obligations under the Guarantee relating to such Preferred Securities or (C) the Company shall have given notice of its selection of an Extension Period as provided pursuant to the Subordinated Indenture with respect to the Corresponding Subordinated Debt Securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing (Section4.8 of the Subordinated Indenture).

    ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES. If an Event of Default with respect to a series of Corresponding Subordinated Debt Securities has occurred and is continuing and such event is attributable to the failure of the Company to pay principal of or premium, if any, or interest, if any, on such series of Corresponding Subordinated Debt Securities on the date such interest, premium or principal is otherwise payable, a holder of related Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or premium, if any, or interest, if any, on such Corresponding Subordinated Debt Securities having a principal amount equal to the aggregate Liquidation Amount of the related Preferred Securities of such holder. The holder of at least a majority in aggregate liquidation amount of Preferred Securities of the Trust must consent to any waiver of an Event of Default with respect to the series of Subordinated Debt Securities held by the Trust and each such holder must consent to any supplemental indenture that would adversely affect the interests of such holders. (SectionSection6.1, 6.7 and 10.2 of the Subordinated Indenture)

CONCERNING THE INDENTURE TRUSTEES

    Business and other relationships (including other trusteeships), if any, between the Company and its affiliates, on the one hand, and the Indenture Trustee, on the other hand, under the Indenture pursuant to which the Debt Securities of a series are issued will be described in the Prospectus Supplement relating to such Debt Securities.

    In the event Debt Securities are issued pursuant to an Indenture with an Indenture Trustee which is also an Indenture Trustee for any subordinate or superior class of Debt Securities pursuant to an Indenture, the occurrence of any default under either Indenture could create a conflicting interest for the respective Indenture Trustee under the Trust Indenture Act. If such default has not been cured or waived within 90 days after such Indenture Trustee has or acquires a conflicting interest, such Indenture Trustee generally is required by the Trust Indenture Act to eliminate such conflicting interest or resign as Indenture Trustee with respect to the Debt Securities issued under one such Indenture. In the event of the Indenture Trustee's resignation, the Company shall promptly appoint a successor trustee with respect to the affected Debt Securities.

                       DESCRIPTION OF THE PREFERRED STOCK


    The following description is a summary of certain provisions of the Preferred Stock and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Company's Amended Bylaws (the "Bylaws"), the Company's Articles of Incorporation, as amended (the "Articles"), and the Articles of Amendment (the "Articles of Amendment") with respect to each such series adopted by the Board of Directors (the "Board of Directors") of the Company, which will be filed with the Commission in connection with the offering of such series of Preferred Stock, and the laws of the State of Idaho. The Prospectus Supplement relating to an offering of Preferred Stock will describe terms relevant thereto including, without limitation, the number of shares offered, the initial offering price and dividend information.


GENERAL


    Pursuant to the Company's Articles, the Company is authorized to issue up to 20,000,000 shares of Preferred Stock, without par value, of which 18,800,000 shares are available for issuance as of the date of this Prospectus. The Preferred Stock is issuable from time to time in one or more series and with such designations and preferences for each series as shall be stated in the Articles of Amendment providing for the designation and issue of each such series adopted by the Board of Directors of the Company. The Board of Directors is authorized by the Company's Articles to determine the voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. Holders of Preferred Stock have no right to vote except as otherwise provided by law or as may be established by the Board of Directors. The Board of Directors has the full authority to determine the terms of any series of Preferred Stock and to issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock and could have certain anti-takeover effects. The ability of the Board of Directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. See "Certain Matters That May Have an Anti-Takeover Effect--Provisions of the Company's Articles of Incorporation, as amended and Amended Bylaws" below.


    Any Preferred Stock offered hereby will have the dividend, liquidation and voting rights set forth below unless otherwise provided in the Articles of Amendment, and described in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the number of shares constituting such series and the designation thereof; (ii) the rate or rates of dividend, if any, or any formula or other method or other means by which such rate or rates are to be determined at any time or from time to time, the date or dates on which dividends may be payable, whether such dividends shall be cumulative, noncumulative or partially cumulative and, if cumulative or partially cumulative, the date from which dividends shall accumulate; (iii) whether shares may be redeemed or converted (a) at the option of the Company, the shareholder or another person or upon the occurrence of a designated event; (b) for cash, indebtedness, securities or other property; (c) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events; (iv) the preference, if any, of shares of such series over any other class of shares with respect to distributions, including dividends and distributions upon any voluntary or involuntary dissolution, liquidation or winding up of the Company; (v) whether the shares shall have any voting powers, in addition to the voting powers provided by law, and the terms of any such voting powers; and (vi) any other relative rights, preferences and limitations of that series.

    As described under "Description of Depository Shares", the Company may, at its option, elect to offer depository shares ("Depository Shares") evidenced by depository receipts ("Depository Receipts"), each representing an interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Preferred Stock Depository (as defined herein).

    The Company does not currently have any shares of Preferred Stock outstanding. However, the Board of Directors has reserved 1,200,000 shares of Preferred Stock for issuance in connection with the Rights Plan described below. See "Certain Matters That May Have an Anti-Takeover Effect--Rights Plan." The Preferred Stock offered hereby will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock will be fully paid and nonassessable upon issuance against full payment of the purchase price therefor. Unless otherwise specified in the Articles of Amendment, and described in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company, rank prior to the Common Stock (the "Junior Stock") and on a parity with each other series of Preferred Stock offered hereby (the "Parity Stock").

DIVIDEND RIGHTS

    Holders of the Preferred Stock may be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Articles of Amendment, and described in the Prospectus Supplement, relating to such series of Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock record books of the Company on such record dates as may be fixed by the Board of Directors of the Company. Dividends on any series of the Preferred Stock may be cumulative, partially cumulative or noncumulative, as provided in the Articles of Amendment, and described in the Prospectus Supplement, relating thereto. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared for any future period. Dividends on shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date set forth in the Articles of Amendment, and described in the applicable Prospectus Supplement, relating to such series.

    The Preferred Stock of each series may include customary provisions (i) restricting the payment of dividends or the making of other distributions on, or the redemption, purchase or other acquisition of, Junior Stock unless full dividends, including, in the case of cumulative Preferred Stock, accruals, if any, in respect of prior dividend periods, on the shares of such series of Preferred Stock have been paid and (ii) providing for the PRO RATA payment of dividends on such series and other Parity Stock when dividends have not been paid in full upon such series and other Parity Stock.

VOTING RIGHTS

    The holders of Preferred Stock of a series offered hereby will not be entitled to vote except as provided in the Articles of Amendment and indicated in the Prospectus Supplement relating to such series of Preferred Stock, or as required by applicable law.

REDEMPTION

    The Company will have such rights, if any, to redeem shares of Preferred Stock, and the holders of Preferred Stock will have such rights, if any, to cause the Company to redeem shares of Preferred Stock, as may be set forth in the Articles of Amendment, and described in the Prospectus Supplement, relating to a series of Preferred Stock.

CONVERSION OR EXCHANGE

    The terms, if any, on which Preferred Stock of a series will be convertible into or exchangeable for Common Stock, other securities, property, cash or obligations, or a combination of any of the foregoing, will be summarized in the Prospectus Supplement relating to such series. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at the option of the Company. The number of shares of Common Stock, other securities, or the property, cash or obligations, to be received by the holders of a series of Preferred Stock upon conversion or exchange will be calculated according to the factors and at such time as is summarized in the related Prospectus Supplement.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock, liquidating distributions in the amount set forth in the Articles of Amendment, and described in the Prospectus Supplement, relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series are not paid in full, the holders of the Preferred Stock of such series will share ratably in any such distribution of assets of the Company in proration to the full respective preferential amounts (which may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or a portion of the Company's assets nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, of the Company.

                        DESCRIPTION OF DEPOSITORY SHARES

    The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depository Shares and Depository Receipts summarizes the material terms of the Deposit Agreement and of the Depository Shares and Depository Receipts, and is qualified in its entirety by reference to, the form of Deposit Agreement and form of Depository Receipts relating to each series of the Preferred Stock.

GENERAL

    The Company may, at its option, elect to have shares of Preferred Stock be represented by Depository Shares. The shares of any series of the Preferred Stock underlying the Depository Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Preferred Stock Depository"). The Prospectus Supplement relating to a series of Depository Shares will set forth the name and address of the Preferred Stock Depository. Subject to the terms of the Deposit Agreement, each owner of a Depository Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

    The Depository Shares will be evidenced by Depository Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

    A holder of Depository Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depository Shares. If the Depository Receipts delivered by the holder evidence a number of Depository Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depository will deliver to such holder at the same time a new Depository Receipt evidencing such excess number of Depository Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Stock Depository will distribute all cash dividends or other cash distributions in respect of the Preferred Stock to the record holders of Depository Receipts in proportion, insofar as possible, to the number of Depository Shares owned by such holders.

    In the event of a distribution other than in cash in respect of the Preferred Stock, the Preferred Stock Depository will distribute property received by it to the record holders of Depository Receipts in proportion, insofar as possible, to the number of Depository Shares owned by such holders, unless the Preferred Stock Depository determines that it is not feasible to make such distribution, in which case the Preferred Stock Depository may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

    The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depository on account of taxes.

CONVERSION AND EXCHANGE

    If any Preferred Stock underlying the Depository Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depository Shares will have the right or obligation to convert or exchange such Depository Shares pursuant to the terms thereof.

REDEMPTION OF DEPOSITORY SHARES

    If Preferred Stock underlying the Depository Shares is subject to redemption, the Depository Shares will be redeemed from the proceeds received by the Preferred Stock Depository resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depository. The redemption price per Depository Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depository Shares. Whenever the Company redeems Preferred Stock from the Preferred Stock Depository, the Preferred Stock Depository will redeem as of the same redemption date a proportionate number of Depository Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depository Shares are to be redeemed, the Depository Shares to be redeemed will be selected by lot or PRO RATA, as may be determined by the Company.

    After the date fixed for redemption, the Depository Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depository Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depository for any Depository Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

VOTING

    Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depository Shares are entitled to vote, the Preferred Stock Depository will mail the information contained in such notice to the record holders of the Depository Receipts. Each record holder of such Depository Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depository as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depository Shares. The Preferred Stock Depository will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depository Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depository in order to enable the Preferred Stock Depository to do so. The Preferred Stock Depository will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depository Receipts representing such Preferred Stock.

RECORD DATE

    Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depository shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of the Company to call for the redemption of any Preferred Stock, the Preferred Stock Depository shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depository Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depository Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depository. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depository Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "--Charges of Preferred Stock Depository"), or which otherwise prejudices any substantial existing right of holders of Depository Receipts, will not take effect as to outstanding Depository Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depository Receipts.

    Whenever so directed by the Company, the Preferred Stock Depository will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depository Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depository may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depository shall have delivered to the Company a written notice of its election to resign and a successor depository shall not have been appointed and accepted its appointment. If any Depository Receipts remain outstanding after the date of termination, the Preferred Stock Depository thereafter will discontinue the transfer of Depository Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depository will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depository Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depository may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the PRO RATA benefit of the holders of Depository Receipts which have not been surrendered.

CHARGES OF PREFERRED STOCK DEPOSITORY

    The Company will pay all charges of the Preferred Stock Depository including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depository Receipts, the distribution of information to the holders of Depository Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depository Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depository Receipts or persons depositing Preferred Stock.

MISCELLANEOUS

    The Preferred Stock Depository will make available for inspection by holders of Depository Receipts at its corporate office and its New York office, all reports and communications from the Company which are delivered to the Preferred Stock Depository as the holder of Preferred Stock.

    Neither the Preferred Stock Depository nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depository under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither the Company nor the Preferred Stock Depository is obligated to prosecute or defend any legal proceeding in respect of any Depository Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depository are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

    The Preferred Stock Depository may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depository has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depository has delivered a notice of election to resign to the Company, the Preferred Stock Depository may terminate the Deposit Agreement. See "--Amendment and Termination of the Deposit Agreement" above.

                        DESCRIPTION OF THE COMMON STOCK

    The following description is a summary of certain provisions of the Common Stock and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Company's Bylaws and Articles and the laws of the State of Idaho. The Prospectus Supplement relating to any offering of Common Stock will describe terms relevant thereto including, without limitation, the number of shares offered, the initial offering price and market price and dividend information.

GENERAL

    Pursuant to the Company's Articles, the Company is authorized to issue up to 120,000,000 shares of Common Stock, without par value. As of October 1, 1998, 37,612,351 shares of Common Stock were issued and outstanding. All shares of Common Stock currently outstanding are, and shares of Common Stock to be issued in connection with any offering will be, fully paid and nonassessable. Each share of Common Stock currently has attached to it one Right issued pursuant to a Rights Agreement (each as defined below), as described below under "Certain Matters That May Have an Anti-Takeover Effect--Rights Plan."

VOTING RIGHTS

    The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are not entitled to cumulate their votes in the election of directors.

DIVIDENDS

    Holders of Common Stock will share ratably in dividends when, as and if declared by the Board of Directors out of any tangible or intangible property legally available therefor, subject to the rights of holders of any outstanding shares of Preferred Stock.

OTHER RIGHTS

    On dissolution, liquidation or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, all holders of Common Stock will be entitled to share ratably in any net assets available for distribution to holders of shares of Common Stock.

    No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. Common Stock does not have any conversion or sinking fund provisions.

TRANSFER AGENTS AND REGISTRARS

    IDACORP and The Bank of New York will serve as both transfer agent and registrar for the Common Stock.

             CERTAIN MATTERS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT


PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION, AS AMENDED, AND AMENDED
  BYLAWS


    Certain provisions of the Company's Articles and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a holder of Common Stock might consider to be in its best interest, including attempts that might result in a premium being paid over the market price for shares held by holders of Common Stock.

    The Company's Articles and Bylaws provide that the number of directors of the Company will not be more than 15 nor less than 9, with the exact number of directors of the Company to be fixed from time to time, as provided in the Bylaws, by the affirmative vote of a majority of the directors. The Articles provide that a director may be removed by the shareholders only for cause at a meeting called for the purpose of removing him by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote in elections of directors. In addition, the Articles provide that any vacancies will be filled by the affirmative vote of two-thirds of the remaining members of the Board of Directors or by a sole remaining director, though less than a quorum. As of the date of this Prospectus, the Board of Directors has set the number of directors at 12. The Company's Articles also provide for the division of the Board into three classes, which shall be as nearly equal in number as possible, with directors in each class being elected for a three-year term.

    The Company's Articles also provide that the affirmative vote of the holders of at least 80% of the voting power of all classes of outstanding capital stock entitled to vote in elections of directors, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with the provisions of the Articles discussed above, unless such action is recommended to the shareholders by affirmative vote of two-thirds of the Continuing Directors (as defined therein).

    The Company's Bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received in writing by the Company not less than 60 or more than 90 days prior to the anniversary of the previous year's annual meeting of shareholders, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal. Such advance notice requirements may delay the ability of individuals to bring before shareholder meetings matters other than those that the Company deems desirable and may provide sufficient time for the Company to institute litigation or take other appropriate steps to respond to such business, or to prevent such business from being acted upon, if such response or prevention is thought to be necessary or desirable for any reason. The Company's Articles and Bylaws also provide that special meetings of shareholders may be called only by certain specified officers of the Company or by a majority of the Board of Directors; special meetings of shareholders can also be called by holders of not less than 20% of the shares entitled to vote. In addition, the Company's Articles provide that any action required or permitted to be taken by shareholders may be effected at a duly called annual or special meeting of shareholders or may be effected by a written consent by the holders of all the outstanding shares entitled to vote on the matter.

    The Articles and Bylaws further provide that the Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the directors (if effected by action of the Board of Directors) or by the affirmative vote of the holders of a majority of the total voting power of all shares entitled to vote thereon (with certain exceptions relating to shareholder votes and the Board of Directors, which require the affirmative vote of two-thirds of all shares entitled to vote thereon).

    The Company's Articles do not provide for cumulative voting.

    The Company's Articles authorize the issuance of 20,000,000 shares of Company Preferred Stock. The Board of Directors has the full authority to determine the terms of any series of the Company's Preferred Stock. Although the Company's Board of Directors currently has no intention of doing so, shares of Company Preferred Stock could be issued in a manner (E.G., with disproportionate or class voting rights) that could have the effect of discouraging takeover attempts. The Board of Directors has reserved 1,200,000 shares of Company Preferred Stock for issuance under the Rights Plan discussed below.

RIGHTS PLAN

    On September 10, 1998, the Board of Directors of the Company adopted a Shareholder Rights Plan (the "Rights Plan"). The Company declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of IDACORP Common Stock held at the close of business on October 1, 1998, or issued thereafter until the earlier of the date on which the Rights expire, are redeemed or become exercisable. The Rights are currently not exercisable or transferable apart from the Common Stock and will be exercisable only if a person or group either becomes the beneficial owner of 20% or more of the Company's outstanding voting stock (an "Acquiring Person") or commences or announces an intention to make a tender or exchange offer that would result in the beneficial ownership of 20% or more of the Company's voting stock. The Company may redeem the Rights (but not less than all the Rights) at a price of $0.01 per Right any time prior to the close of business on the tenth business day after a person has become an Acquiring Person. Following the acquisition by a person of a 20% position, each Right will entitle its holder (other than the Acquiring Person, whose Rights are void), subject to any applicable regulatory approval, to purchase for $95 the number of shares of IDACORP Common Stock, or at the election of IDACORP, IDACORP Preferred Stock, having a market value of $190. If the Company is acquired in a merger or other business combination, 50% or more of its consolidated assets or earning power are sold or the Acquiring Person engages in certain acts of self-dealing, each Right will entitle its holder (other than the Acquiring Person, whose Rights are void), subject to any applicable regulatory approval, to purchase for $95 the number of shares of the acquiring company's common stock having a market value of $190. Any Rights that are or were held by an Acquiring Person become void if any of these events occurs. At any time after a person becomes an Acquiring Person, and prior to the acquisition by the Acquiring Person of 50% or more of the Company's Common Stock, the Company may exchange the Rights for one share of Company Common Stock per Right, or cash or other assets of the Company having the same market value as a share of Company Common Stock. The Rights expire on September 10, 2008.

CERTAIN IDAHO STATUTORY PROVISIONS

    The Company is subject to the Idaho Control Share Acquisition Law (the "CSAL"), which is designed to protect minority shareholders in the event that a person acquires or proposes to acquire, directly or indirectly, by tender offer or otherwise, shares giving it at least 20%, at least 33 1/3%, or more than 50% of the voting power in the election of directors (such an acquisition, a "Control Share Acquisition"). The CSAL is applicable to a publicly-held Idaho corporation which has at least 50 shareholders, such as the Company, unless a provision in its articles of incorporation or bylaws, adopted in accordance with the CSAL, makes an express election not to be subject to the CSAL. There are no such provisions in the Company's Articles or Bylaws.

    Under the CSAL, an acquiring person is required to deliver to the corporation an information statement disclosing, among other things, the identity of the person, the terms of the acquisition or proposed acquisition and the financing thereof. An acquiring person will not be able to vote those shares acquired in a Control Share Acquisition that exceed one of the cited thresholds (such shares, "Control Shares") unless a resolution approved by 66 2/3% of the voting power of all shares entitled to vote thereon (excluding shares with respect to which voting power can be exercised by the acquiring person or an officer or director of the corporation) approves of such voting power. At the request of the acquiring person, such a resolution must be put forth before shareholders at a special meeting held within 55 days after receipt of the information statement, provided that the acquiring person undertakes to pay the costs of such special meeting and has delivered to the corporation copies of definitive financing agreements with responsible entities for any required financing of the Control Share Acquisition. If an information statement has not been delivered to the corporation by the 10th day after a Control Share Acquisition, or the shareholders of the corporation have voted not to accord voting rights to the Control Shares, the corporation may redeem all (but not less than all) of the Control Shares at their fair market value. Shares that are not accorded voting rights pursuant to the CSAL regain their voting rights when acquired by another person in an acquisition that is not subject to the CSAL.

    The Company also is subject to the Idaho Business Combination Law (the "BCL"), which prohibits a corporation from engaging in certain business combinations with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things, (i) the corporation's articles of incorporation or bylaws include a provision that was adopted in accordance with the BCL and that expressly provides that the corporation is not subject to the statute (the Company has not made such an election), or (ii) a committee of the corporation's Board of Directors approves of the business combination or the acquisition of the shares before the date such shares were acquired. After the three year moratorium period, the corporation may not consummate a business combination unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote (other than those beneficially owned by the interested shareholder or an affiliate or associate thereof) or the business combination meets certain minimum price and form of payment requirements. An interested shareholder is defined to include, with certain exceptions, any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation. Business combinations subject to the BCL include certain mergers, consolidations, recapitalizations and reverse share splits.

    The application of the CSAL and the BCL may have the effect of delaying, deferring or preventing a change of control of the Company.

                      DESCRIPTION OF PREFERRED SECURITIES

    The following description sets forth certain general terms and provisions of the Preferred Securities to which any Prospectus Supplement may relate. The particular terms of the Preferred Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Preferred Securities so offered will be described in the Prospectus Supplement relating to such Preferred Securities. The Prospectus Supplement will also set forth with respect to the particular Preferred Securities offered, the specific designation, number of securities, liquidation amount per security, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights, if any, terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Corresponding Subordinated Debt Securities of the Company.

    Pursuant to the terms of the Trust Agreement for each IDACORP Trust, each Administrative Trustee, on behalf of such IDACORP Trust, is authorized to issue the Preferred Securities and the Common Securities. The Preferred Securities of a particular issue will represent preferred beneficial ownership interests in the assets of such IDACORP Trust, and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of such IDACORP Trust, as well as other benefits as described in the corresponding Trust Agreement. This summary of certain provisions of the Preferred Securities and each Trust Agreement, which together with the applicable Prospectus Supplement will describe the material terms thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of each Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act to each of which reference is hereby made. Wherever particular defined terms of a Trust Agreement (as amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each of the IDACORP Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

GENERAL

    The Preferred Securities of an IDACORP Trust will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Common Securities of that IDACORP Trust except as described under "--Subordination of Common Securities." Legal title to the Corresponding Subordinated Debt Securities will be held in the name of the relevant IDACORP Trust in trust for the benefit of the holders of the related Preferred Securities and Common Securities. Each Guarantee Agreement executed by the Company for the benefit of the holders of an IDACORP Trust's Preferred Securities (each, a "Guarantee") will be a guarantee on a subordinated basis with respect to the related Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the related IDACORP Trust does not have funds on hand available to make such payments. See "Description of Guarantees."

DISTRIBUTIONS

    Distributions on the Preferred Securities will be cumulative and will accumulate whether or not there are funds of the applicable IDACORP Trust for the payment of Distributions. Distributions will accrue from and will be payable on such dates as are specified in the applicable Prospectus Supplement. Except as specified in the applicable Prospectus Supplement, in the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), except that, if such next succeeding Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). Except as specified in the applicable Prospectus Supplement, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee under the Subordinated Indenture is closed for business.

    Distributions on each Preferred Security will be payable at a rate specified in the Prospectus Supplement for such Preferred Securities. The amount of Distributions payable will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in a period unless otherwise specified in the applicable Prospectus Supplement. Distributions to which holders of Preferred Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the applicable Prospectus Supplement. The term "Distributions" as used herein includes any such additional Distributions unless otherwise stated.

    If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Corresponding Subordinated Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the maturity date of such series of Corresponding Subordinated Debt Securities. Certain United States Federal income tax consequences and special considerations applicable to any such Corresponding Subordinated Debt Securities will be described in the applicable Prospectus Supplement. As a consequence of any such extension, during any such Extension Period, Distributions on the corresponding Preferred Securities would also be deferred by the applicable IDACORP Trust. During any such Extension Period, quarterly Distributions will continue to accumulate, compounded on a quarterly basis, to the extent permitted by applicable law.

    If the Company shall have given notice of its election of an Extension Period with respect to the Corresponding Subordinated Debt Securities of a series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, the Company may not make certain payments. See "Description of the Debt Securities--Certain Provisions Relating to Corresponding Subordinated Debt Securities--Restrictions on Certain Payments" for a summary of such restrictions and the additional circumstances in which the Company is restricted from making such payments.

    The revenue of each IDACORP Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Corresponding Subordinated Debt Securities in which the IDACORP Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Debt Securities--Certain Provisions Relating to Corresponding Subordinated Debt Securities." If the Company does not make interest payments on such Corresponding Subordinated Debt Securities, the Property Trustee will not have funds available to pay Distributions on the related Preferred Securities. The payment of Distributions (if and to the extent the IDACORP Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantees."

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of such IDACORP Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Unless otherwise specified in the applicable Prospectus Supplement, and subject to any applicable laws and regulations and the provisions of the applicable Trust Agreement, each such payment will be made as described under "Book-Entry Issuance." In the event any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date 15 days prior to the relevant Distribution Date.

PAYMENT OF EXPENSES

    Pursuant to the Subordinated Indenture, the Company, as borrower, has agreed to pay all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the applicable IDACORP Trust (including, but not limited to, all costs and expenses relating to the organization of the applicable IDACORP Trust, the fees and expenses of the Property Trustee, the Delaware Trustee and the Administrative Trustees and all costs and expenses relating to the operation of the applicable IDACORP Trust (other than with respect to the Trust Securities)) and to pay any and all taxes, duties, assessments or other governmental charges of whatever nature (other than United States withholding taxes) imposed by the United States or any other taxing authority, so that the net amounts received and retained by the applicable IDACORP Trust after paying such fees, expenses, debts and obligations will be equal to the amounts the applicable IDACORP Trust would have received and retained had no such fees, expenses, debts and obligations been incurred by or imposed on the applicable IDACORP Trust. The foregoing obligations of the Company are for the benefit of, and shall be enforceable by, any person to whom such fees, expenses, debts and obligations are owed (each a "Creditor"), whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has agreed to irrevocably waive any right or remedy to require that any such Creditor take any action against the applicable IDACORP Trust or any other person before proceeding against the Company. The Company shall execute such additional agreements as may be necessary to give full effect to the foregoing. (Section 4.7 of the Subordinated Indenture)

REDEMPTION OR EXCHANGE

    Upon the repayment or redemption, in whole or in part, of any Corresponding Subordinated Debt Securities, whether at maturity or upon earlier redemption, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date fixed for redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Corresponding Subordinated Debt Securities. See "Description of the Debt Securities--Certain Provisions Relating to Corresponding Subordinated Debt Securities--Redemption." If fewer than all of any series of Corresponding Subordinated Debt Securities are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption PRO RATA (based on Liquidation Amounts) of the related Common Securities and Preferred Securities. The particular Preferred Securities to be redeemed shall be selected by the Property Trustee from outstanding Preferred Securities not previously called for redemption, by such means as the Property Trustee shall deem fair and appropriate.

    The Company will have the right to redeem any series of Corresponding Subordinated Debt Securities on such terms as may be specified in the applicable Prospectus Supplement.

    "Like Amount" means (i) with respect to a redemption of any series of Trust Securities, Trust Securities of such series having a Liquidation Amount (as defined below) equal to the principal amount of Corresponding Subordinated Debt Securities to be contemporaneously redeemed in accordance with the Subordinated Indenture, allocated to the Common Securities and the Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Subordinated Debt Securities to holders of any series of Trust Securities in connection with a dissolution or liquidation of the related IDACORP Trust, Corresponding Subordinated Debt Securities having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Corresponding Subordinated Debt Securities are distributed. "Liquidation Amount" means the stated amount per Trust Security specified in the applicable Prospectus Supplement.

REDEMPTION AND EXCHANGE PROCEDURES

    Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Subordinated Debt Securities. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the related IDACORP Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

    If an IDACORP Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. See "Book-Entry Issuance." If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business (New York City time) on the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price and any unpaid Distribution payable on or prior to the Redemption Date, in each case without interest, and such Preferred Securities will cease to be outstanding. Except as specified in the applicable Prospectus Supplement, in the event that any Redemption Date is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day except that, if such succeeding Business Day falls in the next calendar year, such payment will be paid on the immediately preceding Business Day, in each case, with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the IDACORP Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantees," Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the IDACORP Trust for such Preferred Securities to the date such Redemption Price is actually deposited with DTC or the paying agent, as applicable, in which case such date will be the date fixed for redemption for purposes of calculating the Redemption Price; provided that if the Redemption Price is not deposited by 12:00 noon on such date, the next succeeding Business Day shall be the date fixed for redemption for purposes of calculating the Redemption Price.

    Subject to applicable law (including, without limitation, United States Federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    Payment of the Redemption Price on the Preferred Securities and any distribution of Corresponding Subordinated Debt Securities to holders of Preferred Securities shall be made to the applicable recordholders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be a date at least 15 days prior to the Redemption Date or liquidation date, as applicable, as specified in the applicable Prospectus Supplement.

    If fewer than all of the Preferred Securities and Common Securities issued by an IDACORP Trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated PRO RATA to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to the Liquidation Amount or an integral multiple of the Liquidation Amount in excess thereof) of the aggregate Liquidation Amount of Preferred Securities of a denomination larger than the Liquidation Amount. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, each IDACORP Trust's Preferred Securities and Common Securities, as applicable, shall be made PRO RATA based on the Liquidation Amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default with respect to any Subordinated Debt Security shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of such IDACORP Trust's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the IDACORP Trust's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the IDACORP Trust's outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the IDACORP Trust's Preferred Securities then due and payable.

    In the case of any Event of Default with respect to any Subordinated Debt Security, the Company as holder of such IDACORP Trust's Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable Trust Agreement until the effect of all such Events of Default with respect to such Preferred Securities has been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Preferred Securities and not on behalf of the Company as holder of the IDACORP Trust's Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    Unless otherwise specified in the applicable Prospectus Supplement, the Company has the right at any time to terminate any IDACORP Trust and, after satisfaction of the liabilities of creditors of such IDACORP Trust as provided by applicable law, cause such Corresponding Subordinated Debt Securities in respect of the Preferred Securities and Common Securities issued by such IDACORP Trust to be distributed to the holders of such Preferred Securities and Common Securities in liquidation of the IDACORP Trust.


    Pursuant to each Trust Agreement, each IDACORP Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company;
(ii) the distribution of a Like Amount of the Corresponding Subordinated Debt Securities to the holders of its Trust Securities, if the Company, as Sponsor, has given written direction to the Property Trustee to dissolve such IDACORP Trust (which direction is optional and wholly within the discretion of the Company, as Sponsor); (iii) redemption of all of the IDACORP Trust's Preferred Securities as described under "--Redemption or Exchange"; and (iv) the entry of an order for the dissolution of such IDACORP Trust by a court of competent jurisdiction.


    If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the IDACORP Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such IDACORP Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Corresponding Subordinated Debt Securities, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the IDACORP Trust available for distribution to holders, after satisfaction of liabilities to creditors of such IDACORP Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because such IDACORP Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such IDACORP Trust on its Preferred Securities shall be paid on a PRO RATA basis. The holder of such IDACORP Trust's Common Securities will be entitled to receive distributions upon any such liquidation PRO RATA with the holders of its Preferred Securities, except that if a Subordinated

Debt Security Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. A supplement to the Subordinated Indenture may provide that if an early dissolution occurs as described in clause (iv) above, the Corresponding Subordinated Debt Securities may be subject to optional redemption in whole (but not in part).

    After the date fixed for any distribution of Corresponding Subordinated Debt Securities for any series of Preferred Securities (i) such series of Preferred Securities will no longer be deemed to be outstanding, (ii) certificates representing the Corresponding Subordinated Debt Securities to be delivered upon such distribution will be issued to the holders of the certificates for the Trust Securities upon surrender of such certificates for exchange, (iii) the company shall use its reasonable efforts to have the Subordinated Debt Securities listed on the exchange, interdealer quotation system or self-regulatory system as the Preferred Securities are then listed. and (iv) any certificates representing such series of Preferred Securities not so exchanged will be deemed to represent the Corresponding Subordinated Debt Securities having a principal amount equal to the stated liquidation amount of such series of Preferred Securities, and accruing interest at the rate provided for in the Debt Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

    There can be no assurance as to the market prices for the Preferred Securities or the Corresponding Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of an IDACORP Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Subordinated Debt Securities that an investor may receive on dissolution and liquidation of an IDACORP Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

EVENT OF DEFAULT; NOTICE

    Unless otherwise specified in the applicable Prospectus Supplement, the following event constitutes an "Event of Default" under each Trust Agreement (a "Trust Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Trust Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): the occurrence of an Event of Default with respect to a Corresponding Subordinated Debt Security under the Subordinated Indenture (see "Description of the Debt Securities--Events of Default").


    Within 90 days after the occurrence of a default actually known to the Property Trustee, the Property Trustee shall transmit notice of such default to the holders of such IDACORP Trust's Preferred Securities, the Administrative Trustees and the Company, as Sponsor, unless such default shall have been cured or waived before the giving of such notice (the term "default" or "defaults" being defined to mean any event or condition which is, or with notice or lapse of time or both would become, a Trust Event of Default); provided that, except in the case of default in the payment of the principal of, or premium, if any, or interest, if any, on, any of the Subordinated Debt Securities of such series, the Property Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the Property Trustee in good faith determines that the withholding of such notice is in the interests of the Securityholders of such series. The Company, as Sponsor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.


    If an Event of Default with respect to a Corresponding Subordinated Debt Security has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of each IDACORP Trust as described above. See "--Liquidation Distribution Upon Dissolution." The existence of a Trust Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF ISSUER TRUSTEES

    Unless an Event of Default with respect to a Corresponding Subordinated Debt Security shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Trust Event of Default resulting from an Event of Default with respect to a Corresponding Subordinated Debt Security has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless a Trust Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case an Event of Default with respect to a Subordinated Debt Security has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF PROPERTY, DELAWARE TRUSTEES

    Any corporation into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, CONVERSIONS, AMALGAMATIONS OR REPLACEMENTS OF THE
  IDACORP TRUSTS

    An IDACORP Trust may not merge with or into, consolidate, convert into, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below, as described in "--Liquidation Distribution Upon Dissolution" or as described in the Prospectus Supplement with respect to the Preferred Securities. An IDACORP Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of such IDACORP Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Corresponding Subordinated Debt Securities, (iii) the Successor Securities are listed or traded, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed or traded, if any, (iv) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization,

(v) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially similar to that of the IDACORP Trust, (vii) prior to such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion of counsel to the effect that (a) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the IDACORP Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, an IDACORP Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other person or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease would cause the IDACORP Trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF EACH TRUST AGREEMENT

    Except as provided below and under "Description of Guarantees--Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of the Preferred Securities will have no voting rights.

    Each Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the IDACORP Trust will be classified for United States Federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the IDACORP Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any such amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Each Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the IDACORP Trust's status as a grantor trust for United States Federal income tax purposes or the IDACORP Trust's exemption from status as an "investment company" under the Investment Company Act; provided that without the consent of each affected holder of Trust Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    So long as any Corresponding Subordinated Debt Securities are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee under the Subordinated Indenture, or executing any trust or power conferred on the Indenture Trustee with respect to such Corresponding Subordinated Debt

Securities, (ii) waive any past default that is waivable under Section 6.1 of the Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Corresponding Subordinated Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Subordinated Indenture or such Corresponding Subordinated Debt Securities, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Subordinated Indenture would require the consent of each holder of Corresponding Subordinated Debt Securities affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the related Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify all holders of Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Corresponding Subordinated Debt Securities. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the IDACORP Trust will not be classified as an association taxable as a corporation for United States Federal income tax purposes on account of such action.

    Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote to be given to each holder of record of Preferred Securities in the manner set forth in each Trust Agreement.

    No vote or consent of the holders of Preferred Securities will be required for an IDACORP Trust to redeem and cancel its Preferred Securities in accordance with the applicable Trust Agreement.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

    Unless otherwise provided in the Prospectus Supplement relating to an offering of Preferred Securities and any Corresponding Subordinated Debt Securities, the Preferred Securities and the Corresponding Subordinated Debt Securities will be issued only as fully-registered Global Securities registered in the name of the Depository identified in the applicable Prospectus Supplement. One or more fully-registered Global Securities will be issued for the Preferred Securities of each IDACORP Trust and the Corresponding Subordinated Debt Securities, representing in the aggregate the total number of such IDACORP Trust's Preferred Securities or aggregate principal balance of Corresponding Subordinated Debt Securities, respectively, and will be deposited with the Depository.

    For a description of such depository arrangements, see "Book-Entry Issuance." Any additional or alternative terms of the depository arrangements with respect to a series of Preferred Securities and any Corresponding Subordinated Debt Securities and the rights of and limitations on owners of beneficial interests in Book-Entry Securities (as defined herein) representing all or a portion of a series of Preferred Securities and any Corresponding Subordinated Debt Securities may be described in the Prospectus Supplement relating to such series.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Preferred Securities shall be made to the Depository, which shall credit the relevant accounts at the Depository on the applicable Distribution Dates or, if any IDACORP Trust's Preferred Securities are not held by the Depository, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company) acceptable to the Property Trustee and the Company to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

    Unless otherwise specified in the applicable Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each IDACORP Trust, but upon payment of any tax or governmental charges that may be imposed in connection with any transfer or exchange. The IDACORP Trusts will not be required to register or cause to be registered the transfer of their Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than during the occurrence and continuance of a Trust Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, after such Trust Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the rights or powers vested in it by the applicable Trust Agreement at the request or direction of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If in performing its duties under the Trust Agreement, the Property Trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable Trust Agreement or is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

    For information concerning the relationship between Bankers Trust, the Property Trustee, and the Company, see "Description of the Debt
Securities--Concerning the Indenture Trustees."

MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the IDACORP Trusts so that no IDACORP Trust will be deemed to be an "investment company" required to be registered under the Investment Company Act or taxed as a corporation for United States Federal income tax purposes and so that the Corresponding Subordinated Debt Securities will be treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each IDACORP Trust or each Trust Agreement, that each of the Company and the Administrative Trustees determine in its discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect in any material respect the interests of the holders of the related Preferred Securities.

    Holders of the Preferred Securities have no preemptive or similar rights.

    No IDACORP Trust may borrow money or issue debt or mortgage or pledge any of its assets.

                           DESCRIPTION OF GUARANTEES

    A Guarantee will be executed and delivered by the Company concurrently with the issuance by each IDACORP Trust of its Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. Unless otherwise specified in the applicable Prospectus Supplement, Bankers Trust will act as indenture trustee ("Guarantee Trustee") under each Guarantee for the purposes of compliance with the Trust Indenture Act, and each Guarantee will be qualified as an indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Reference in this summary to Preferred Securities means that IDACORP Trust's Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related IDACORP Trust's Preferred Securities.

GENERAL

    Unless otherwise specified in the applicable Prospectus Supplement, the Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such IDACORP Trust may have or assert other than the defense of payment. The following payments or distributions, without duplication with respect to the Preferred Securities, to the extent not paid by or on behalf of the related IDACORP Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such IDACORP Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption by the related IDACORP Trust to the extent that such IDACORP Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such IDACORP Trust (unless the Corresponding Subordinated Debt Securities are distributed to holders of such Preferred Securities), the lesser of (a) the Liquidation Amount per Preferred Security plus accumulated and unpaid Distributions and (b) the amount of assets of such IDACORP Trust remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Preferred Securities or by causing the IDACORP Trust to pay such amounts to such holders.

    Each Guarantee will be an irrevocable guarantee on a subordinated basis of the related IDACORP Trust's obligations under the Preferred Securities, but will apply only to the extent that such related IDACORP Trust has funds sufficient to make such payments, and is not a guarantee of collection.

    If the Company does not make interest payments on the Corresponding Subordinated Debt Securities held by the IDACORP Trust, the IDACORP Trust will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. Each Guarantee will rank subordinate and junior in right of payment to all Senior Debt and Subordinated Debt of the Company. See "-- Status of the Guarantees." The majority of the operating assets of the Company and its consolidated subsidiaries are owned by such subsidiaries. The Company relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Company's obligations under the Guarantees will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. See "Description of the Debt Securities--General." Except as otherwise provided in the applicable Prospectus Supplement, the Guarantees do not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indentures, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Preferred Securities.

    The Company has, through the applicable Guarantee, the applicable Trust Agreement, the Subordinated Debt Securities and the Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each IDACORP Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Corresponding Subordinated Debt Securities and the Guarantees."

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not adversely affect the rights of holders of the related Preferred Securities in any material respect (in which case no vote will be required), no Guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities--Voting Rights; Amendment of Each Trust Agreement." All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under each Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, provided that except for a payment default, the Company shall have received notice and not have cured such default within 60 days. The holders of not less than a majority in aggregate Liquidation Amount of the related Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

    If the Guarantee Trustee fails to enforce such Guarantee, any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the IDACORP Trust, or any other person or entity. If the Company has failed to make a Guarantee Payment under a Guarantee, a record holder of Preferred Securities to which such Guarantee relates may directly institute a proceeding against the Company for enforcement of such Guarantee for such payment. The Company has waived any right or remedy to require that any action be brought first against the applicable IDACORP Trust or any other person or entity before proceeding directly against the Company. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be DTC acting at the direction of the beneficial owners of the Preferred Securities.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of any Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee and, after default with respect to any Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEES

    Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the related Preferred Securities, upon full payment of the amounts payable upon liquidation of the related IDACORP Trust or upon distribution of Corresponding Subordinated Debt Securities to the holders of the related Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must repay any sums paid under such Preferred Securities or such Guarantee.

GOVERNING LAW

    Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE CORRESPONDING SUBORDINATED DEBT SECURITIES
                               AND THE GUARANTEES

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Preferred Securities (to the extent the IDACORP Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantees." Taken together, the Company's obligations under each series of Corresponding Subordinated Debt Securities, the Subordinated Indenture, the related Trust Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the IDACORP Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on any series of Corresponding Subordinated Debt Securities, such IDACORP Trust will not pay Distributions or other amounts due on its Preferred Securities. The Guarantees do not cover payment of Distributions when the related IDACORP Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of a series of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under each Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on each series of Corresponding Subordinated Debt Securities, such payments will be sufficient to cover Distributions and other payments due on the related Preferred Securities, primarily because (i) the aggregate principal amount of each series of Corresponding Subordinated Debt Securities will be equal to the sum of the aggregate stated Liquidation Amount of the related Preferred Securities and related Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Subordinated Debt Securities will match the Distribution rate and Distribution and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of such IDACORP

Trust except the IDACORP Trust's obligations to holders of its Preferred Securities under such Preferred Securities; and (iv) each Trust Agreement further provides that the IDACORP Trust will not engage in any activity that is not consistent with the limited purposes of such IDACORP Trust.

    Notwithstanding anything to the contrary in the Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related IDACORP Trust or any other person or entity.

    A default or event of default under any Senior Indebtedness of the Company would not necessarily constitute a default under the Subordinated Indenture or Trust Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the Corresponding Subordinated Debt Securities until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Subordinated Debt Securities would constitute a Trust Event of Default.

LIMITED PURPOSE OF IDACORP TRUSTS

    Each IDACORP Trust's Preferred Securities evidence undivided beneficial ownership interests in the assets of such IDACORP Trust, and each IDACORP Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities, investing the proceeds thereof in Corresponding Subordinated Debt Securities and engaging in only those other activities necessary, convenient or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and a holder of a Corresponding Subordinated Debt Security is that a holder of a Corresponding Subordinated Debt Security is entitled to receive from the Company the principal amount of and interest accrued on Corresponding Subordinated Debt Securities held, while a holder of Preferred Securities is entitled to receive Distributions from such IDACORP Trust (or from the Company under the applicable Guarantee) if and to the extent such IDACORP Trust has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution of any IDACORP Trust involving the liquidation of the Corresponding Subordinated Debt Securities, the holders of the related Preferred Securities will be entitled to receive, out of assets held by such IDACORP Trust and, after satisfaction of creditors of such IDACORP Trust as provided by applicable law, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Corresponding Subordinated Debt Securities, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each IDACORP Trust (other than the IDACORP Trust's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Corresponding Subordinated Debt Securities relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                              BOOK-ENTRY ISSUANCE

    The Debt Securities, Preferred Securities and Corresponding Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depository identified in the Prospectus Supplement relating to such series (the "Book-Entry Securities"). Unless otherwise indicated in the applicable Prospectus Supplement for such series, the Depository will be DTC. Book-Entry Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Book-Entry Securities represented thereby, a Book-Entry Security may not be transferred except as a whole by the Depository for such Book-Entry Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee to a successor Depository or any nominee of such successor.

    DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Book-Entry Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Securities on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Book-Entry Securities. Transfers of ownership interests in the Book-Entry Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    To facilitate subsequent transfers, all Book-Entry Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Book-Entry Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Book-Entry Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    The Company and the IDACORP Trusts expect that conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. as the registered holder of the Book-Entry Securities.

    Although voting with respect to the Book-Entry Securities is limited to the holders of record of the Book-Entry Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Book-Entry Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Book-Entry Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    As long as the Book-Entry Securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to the Company, all payments on the Book-Entry Securities (other than Preferred Securities or Corresponding Subordinated Debt Securities) will be made by the Company in immediately available funds to DTC. Distribution payments on the Preferred Securities or the Subordinated Debt Securities will be made by the relevant Trustee to DTC. The Company and the IDACORP Trusts have been advised that DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the relevant Trustee, the IDACORP Trust (as applicable) or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on Book-Entry Securities to DTC is the responsibility of the Company or the relevant Trustee (as applicable), disbursement of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Unless otherwise specified in the applicable Prospectus Supplement, if a Depository for a series of Preferred Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Preferred Securities of such series in exchange for the Global Security representing such series of Preferred Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities, determine not to have any Preferred Securities of such series represented by one or more Global Securities and, in such event, will issue individual Preferred Securities of such series in exchange for the Global Security or Securities representing such series of Preferred Securities. Further, if the Company so specifies with respect to the Preferred Securities of a series, an owner of a beneficial interest in a Global Security representing Preferred Securities of such series may, on terms acceptable to the Company, the Property Trustee and the Depository for such Global Security, receive individual Preferred Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities. In any such instance, a Beneficial Owner in such Global Security will be entitled to physical delivery of individual Preferred Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities of such series so issued will be issued in such denominations as set forth in the accompanying Prospectus Supplement.

    DTC may discontinue providing its services as securities depository with respect to Debt Securities at any time by giving reasonable notice to the Company or the Indenture Trustee. Under such circumstances, if a successor depository is not appointed by the Company within 90 days, the Company will issue individual definitive Debt Securities in exchange for all the Global Securities representing such Debt

Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities represented by Global Securities and, in such event, will issue individual definitive Debt Securities in exchange for all the Global Securities representing the Debt Securities. Individual definitive Debt Securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as DTC shall direct.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the IDACORP Trusts and the Company believe to be accurate, but the IDACORP Trusts and the Company assume no responsibility for the accuracy thereof. Neither the IDACORP Trusts nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

    The Company and/or any IDACORP Trust may sell the Securities in any one or more of the following ways from time to time: (i) to or through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company and/or an IDACORP Trust from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

    If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company's and/or the applicable IDACORP Trust's Prospectus Supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company and/or an applicable IDACORP Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

    Securities may also be sold directly by the Company and/or an IDACORP Trust or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company and/or an IDACORP Trust to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the Prospectus Supplement, the Company and/or an IDACORP Trust will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company and/or an IDACORP Trust. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the particular Securities are being sold to underwriters, the Company and/or an IDACORP Trust shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

    If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of Securities that may stabilize, maintain or otherwise affect the price of such Securities, such intention and a description of such transactions will be described in the Prospectus Supplement.

    Agents and underwriters may be entitled under agreements entered into with the Company and/or the applicable IDACORP Trust to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

    Unless otherwise indicated in the applicable Prospectus Supplement, certain legal matters will be passed upon for the Company and the IDACORP Trusts by Robert W. Stahman, Esq., Vice President, General Counsel and Secretary of the Company, and by LeBoeuf, Lamb, Greene & MacRae, L.L.P.; for the IDACORP Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the IDACORP Trusts and the Company, and for any underwriter, dealer or agent by Sullivan & Cromwell.

    As of October 1, 1998, Mr. Stahman owned 17,459 shares of Company Common Stock and is acquiring additional shares at regular intervals through Company employee benefit plans.

                                    EXPERTS

    The financial statements and the related financial statement schedule of Idaho Power Company incorporated in this prospectus by reference from Idaho Power Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    With respect to the unaudited interim financial information of Idaho Power Company for the periods ended March 31, 1998 and 1997 and June 30, 1998 and 1997, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Idaho Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Section 7 and 11 of the Act.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16. EXHIBITS



  EXHIBIT
    NO.                                                   DESCRIPTION OF INSTRUMENT
-----------             ---------------------------------------------------------------------------------------------

       3.1          --  Articles of Incorporation of the Company.

       3.2          --  Articles of Amendment to Articles of Incorporation of the Company, as filed with the
                        Secretary of State of Idaho on March 9, 1998.

       4.1          --  Form of Indenture for Senior Debt Securities between the Company and Bankers Trust Company, as Trustee. The form or forms of Senior Debt Securities with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

       4.2          --  Form of Indenture for Subordinated Debt Securities between the Company and Bankers Trust
                        Company, as Trustee. The form or forms of Subordinated Debt Securities with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

      4.10          --  Form of Amended and Restated Trust Agreement for IDACORP Trust I, II and III.

      4.12          --  Form of Guarantee Agreement for IDACORP Trust I, II and III.

      4.13          --  The Deposit Agreement between the Company and a bank or trust company selected by the Company will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

        23          --  Consent of Deloitte & Touche LLP.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise and State of Idaho, on the 3rd day of November, 1998.


                                IDACORP, INC.

                                By:            /s/ JOSEPH W. MARSHALL
                                     -----------------------------------------
                                                 Joseph W. Marshall
                                               CHAIRMAN OF THE BOARD
                                            AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------
    /s/ JOSEPH W. MARSHALL      Chairman of the Board
------------------------------    and Chief Executive        November 3, 1998
     (Joseph W. Marshall)         Officer

     /s/ JAN B. PACKWOOD*
------------------------------  President, Chief Operating   November 3, 1998
      (Jan B. Packwood)           Officer and Director

                                Vice President, Chief
                                  Financial
      /s/ J. LAMONT KEEN          Officer and Treasurer
------------------------------    (Principal                 November 3, 1998
       (J. LaMont Keen)           Financial and Accounting
                                  Officer)

   /s/ ROBERT D. BOLINDER*
------------------------------  Director                     November 3, 1998
     (Robert D. Bolinder)

    /s/ ROGER L. BREEZLEY*
------------------------------  Director                     November 3, 1998
     (Roger L. Breezley)

     /s/ JOHN B. CARLEY*
------------------------------  Director                     November 3, 1998
       (John B. Carley)

    /s/ PETER T. JOHNSON*
------------------------------  Director                     November 3, 1998
      (Peter T. Johnson)

     /s/ JACK K. LEMLEY*
------------------------------  Director                     November 3, 1998
       (Jack K. Lemley)

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------
     /s/ EVELYN LOVELESS*
------------------------------  Director                     November 3, 1998
      (Evelyn Loveless)

      /s/ JON H. MILLER*
------------------------------  Director                     November 3, 1998
       (Jon H. Miller)

    /s/ PETER S. O'NEILL*
------------------------------  Director                     November 3, 1998
      (Peter S. O'Neill)

      /s/ GENE C. ROSE*
------------------------------  Director                     November 3, 1998
        (Gene C. Rose)

       /s/ PHIL SOULEN*
------------------------------  Director                     November 3, 1998
        (Phil Soulen)



*By:     /s/ J. LAMONT KEEN
      -------------------------
           J. LaMont Keen
         (Attorney-in-fact)

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, IDACORP Trust I, IDACORP Trust II and IDACORP Trust III each certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on the 3rd day of November, 1998.


                                             IDACORP TRUST I

                                             By: IDACORP, Inc., as Sponsor

                                             By                     /s/ J. LAMONT KEEN
                                                        ------------------------------------------
                                                                      J. LaMont Keen
                                                                      VICE PRESIDENT,
                                                                  CHIEF FINANCIAL OFFICER
                                                                       AND TREASURER

                                             IDACORP TRUST II

                                             By: IDACORP, Inc., as Sponsor

                                             By                     /s/ J. LAMONT KEEN
                                                        ------------------------------------------
                                                                      J. LaMont Keen
                                                                      VICE PRESIDENT,
                                                                  CHIEF FINANCIAL OFFICER
                                                                       AND TREASURER

                                             IDACORP TRUST III

                                             By: IDACORP, Inc., as Sponsor

                                             By                     /s/ J. LAMONT KEEN
                                                        ------------------------------------------
                                                                      J. LaMont Keen
                                                                      VICE PRESIDENT,
                                                                  CHIEF FINANCIAL OFFICER
                                                                       AND TREASURER

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                        DESCRIPTION OF INSTRUMENT                                       PAGE
---------  -----------------------------------------------------------------------------------------------  ---------
     1.1   The Underwriting Agreement for Debt Securities and any selling agency or distribution agreement with any agent will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference..........................................................................

     1.2   The Underwriting Agreement for equity securities will be filed as an exhibit to a Current
             Report on Form 8-K and incorporated herein by reference......................................

     1.3   The Underwriting Agreement for Preferred Securities will be filed as an exhibit to a Current
             Report on Form 8-K and incorporated herein by reference......................................

    *2     Agreement and Plan of Exchange, dated as of February 2, 1998 (filed as Exhibit 2, File No.
             333-48031)...................................................................................

     3.1   Articles of Incorporation of the Company.......................................................

     3.2   Articles of Amendment to Articles of Incorporation of the Company, as filed with the Secretary of State of Idaho on March 9, 1998...........................................................

    *3.3   Articles of Amendment to Restated Articles of Incorporation creating A Series Preferred Stock, without par value, as filed with the Secretary of State of Idaho on September 17, 1998 (filed as Exhibit 3(b), File No. 333-00139).........................................................

    *3.4   Amended Bylaws of the Company as of September 10, 1998 (filed as Exhibit 3(c), File No.
             333-48031)...................................................................................

    *3.5   Articles of Share Exchange, as filed with the Secretary of State of Idaho on September 29, 1998
             (filed as Exhibit 3(d), File No. 33-56071)...................................................

     4.1   Form of Indenture for Senior Debt Securities between the Company and Bankers Trust Company, as
             Trustee. The form or forms of Senior Debt Securities with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference....................................................................................

     4.2   Form of Indenture for Subordinated Debt Securities between the Company and Bankers Trust
             Company, as Trustee. The form or forms Subordinated Debt Securities with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.............................................................

    *4.3   Rights Agreement, dated as of September 10, 1998, between the Company and the Bank of New York, as Rights Agent (filed as Exhibit 4 to the Company's Form 8-K dated September 15, 1998)......

   **4.4   Certificate of Trust of IDACORP Trust I........................................................

   **4.5   Trust Agreement of IDACORP Trust I.............................................................

   **4.6   Certificate of Trust of IDACORP Trust II.......................................................

   **4.7   Trust Agreement of IDACORP Trust II............................................................

   **4.8   Certificate of Trust of IDACORP Trust III......................................................

   **4.9   Trust Agreement of IDACORP Trust III...........................................................

     4.10  Form of Amended and Restated Trust Agreement for IDACORP Trust I, II and III...................

   **4.11  Form of Preferred Security Certificate for IDACORP, IDACORP II and IDACORP III (included as
             Exhibit D of Exhibit 4.10)...................................................................

     4.12  Form of Guarantee Agreement for IDACORP Trust I, II and III....................................

     4.13  The Deposit Agreement between the Company and a bank or trust company selected by the Company will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference....................................................................................

   **5.1   Opinion and consent of Robert W. Stahman, Esq..................................................

   **5.2   Opinion and consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P...................................

 EXHIBIT
   NO.                                        DESCRIPTION OF INSTRUMENT                                       PAGE
---------  -----------------------------------------------------------------------------------------------  ---------
   **5.3   Opinion and consent of Richards, Layton & Finger, P.A., as to legality of the Preferred
             Securities to be issued by IDACORP Trust I...................................................

   **5.4   Opinion and consent of Richards, Layton & Finger, P.A., as to legality of the Preferred
             Securities to be issued by IDACORP Trust II..................................................

   **5.5   Opinion and consent of Richards, Layton & Finger, P.A., as to legality of the Preferred
             Securities to be issued by IDACORP Trust III.................................................

   **8     Tax Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., if any, will be filed as an exhibit to a
             Current Report on Form 8-K and incorporated herein by reference..............................

  **12.1   Computation of Idaho Power Company Ratios of Earnings to Fixed Charges.........................

  **12.2   Computation of Idaho Power Company Supplemental Ratios of Earnings to Fixed Charges............

  **12.3   Computation of Idaho Power Company Ratios of Earnings to Combined Fixed Charges and Preferred
             Stock Dividend Requirements..................................................................

  **12.4   Computation of Idaho Power Company Supplement Ratios of Earnings to Combined Fixed Charges and
             Preferred Stock Dividend Requirements........................................................

  **15     Letter from Deloitte & Touche LLP regarding unaudited interim financial information............

    23     Consent of Deloitte & Touche LLP...............................................................

  **24     Power of Attorney..............................................................................

  **25.1   Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Bankers Trust
             Company, Trustee, under the Indenture dated as of            , 1998 pursuant to which Senior
             Debt Securities may be issued................................................................

  **25.2   Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Bankers Trust
             Company under the Subordinated Indenture dated as of            , 1998 pursuant to which
             Subordinated Debt Securities may be issued...................................................

  **25.3   Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Bankers Trust
             Company to act as trustee under the Amended and Restated Trust Agreement of IDACORP Trust
             I............................................................................................

  **25.4   Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Bankers Trust
             Company to act as trustee under the Amended and Restated Trust Agreement of IDACORP Trust
             II...........................................................................................

  **25.5   Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Bankers Trust
             Company to act as trustee under the Amended and Restated Trust Agreement of IDACORP Trust
             III..........................................................................................

  **25.6   Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Bankers Trust
             Company under the Guarantee for the benefit of the holders of Preferred Securities of IDACORP
             Trust I......................................................................................

  **25.7   Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Bankers Trust
             Company under the Guarantee for the benefit of the holders of Preferred Securities of IDACORP
             Trust II.....................................................................................

  **25.8   Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of Bankers Trust
             Company under the Guarantee for the benefit of the holders of Preferred Securities of IDACORP
             Trust III....................................................................................
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*   Incorporated herein by reference.

**  Previously filed with this Registration Statement.